Exhibit 99.1

Media contact:	Steve Schrier, 331-332-2264
Investor contact:	Heather Kos, 331-332-2406
Web site:	www.navistar.com

NAVISTAR NAMES JACK ALLEN CHIEF OPERATING OFFICER

LISLE, Ill., April 16, 2013 — Navistar International Corporation (NYSE: NAV) today announced that its Board of Directors has appointed Jack Allen as executive vice president and chief operating officer, effective immediately. Allen, 55, has been president of the company’s North America Truck and Parts business since June 2012.

“Jack is a results-focused leader with a deep understanding of the commercial truck industry and Navistar. He has successfully run nearly every important part of our business at one point during his 31-year career at the company,” said Troy Clarke, Navistar president and chief executive officer. “Together, Jack and I look forward to working with our experienced leadership team and talented group of employees as we take further steps to strengthen our North American core businesses, improve quality and customer satisfaction, drive future profitability, and deliver value to shareholders.”

Prior to his most recent assignment, Allen served as president, North America Truck since 2008. Previously, he was president of Navistar’s Engine Group, where he led major business initiatives including the acquisition of Brazilian engine producer MWM and a partnership with MAN of Germany. He also has served as vice president and general manager of the company’s Parts organization.

Allen joined the company in 1981 as a design engineer. He holds a Bachelor of Science degree from the Milwaukee School of Engineering and an MBA from the Illinois Institute of Technology. He is a board member of The Valspar Corporation (NYSE: VAL). He also serves on the boards of the Milwaukee School of Engineering’s Corporation Council and Lurie Children’s Hospital of Chicago.

About Navistar

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, MaxxForce® brand diesel engines, and IC Bus™ brand school and commercial buses. The company also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com.

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